UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2025

Australian Oilseeds Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41986	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra, Australia 2590

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +02 6942 4347

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, $0.0001 par value per share	COOT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one-half of one Class A Ordinary Share, each whole Warrant exercisable for $11.50 per share	COOT	The Nasdaq Stock Market LLC

Item 2.02	Results of Operations and Financial Condition.

The information set forth under this “Item 2.02. Results of Operations and Financial Condition,” including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Attached as Exhibit 99.1 is a copy of a press release of Australian Oilseeds Holdings Limited (the “Company”), dated May 30, 2025, announcing certain financial results for the third quarter ended March 31, 2025.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) Minimum Bid Price Deficiency Letter

On May 27, 2025, the Company received a written notice (the “Bid Price Notice”) from the Listing Qualifications department (the “Nasdaq Staff”) of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days to November 24, 2025 in which to regain compliance. If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, the Nasdaq Staff will provide the Company with written notification that its securities are subject to delisting from the Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel. Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on The Nasdaq Capital Market, with the exception of the minimum bid price, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

The Company intends to actively monitor its performance with respect to the listing standards and will consider available options to resolve the deficiency and regain compliance with the Nasdaq rules.

(b) Delinquent Filing Letter

On May 27, 2025, the Company received also received written notice (the “Nasdaq Letter”) from Nasdaq indicating that the Company is delinquent in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2025 (the “Form 10-Q”), which may serve as an additional basis for the delisting of the Company’s securities from Nasdaq. The Company previously filed a Form 12b-25 with the U.S. Securities and Exchange Commission on May 14, 2025, disclosing that it was unable to file the Form 10-Q within the prescribed time period without unreasonable effort or expense. The Nasdaq Letter provided that under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance with respect to the Delinquent Filing.

The Company has filed its Quarterly Report on Form 10-Q for the period ended March 31, 2025 on May 30, 2025, thereby regaining compliance with its filing obligation, which eliminates the need for the Company to submit a formal plan to regain compliance.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent applicable, the contents of Item 8.01 below are incorporated into this Item 3.02 by this reference.

Item 8.01	Other Events.

Effective as of May 22, 2025, JSKS Enterprises Pty Ltd., (“JSKS”), an entity controlled by Gary Seaton, Chief Executive Officer and a member of the Company’s Board of Directors, converted an aggregate of approximately A$5 million of its outstanding loan principal and accrued but unpaid interest of convertible notes owed by the Company into 4,452,479 shares of Company’s ordinary shares, $0.0001 par value per share (“Ordinary Shares”) at the rate of USD $0.7241 per Ordinary Share. Pursuant to the conversion, the principal amount of all loans made to the Company by JSKS, along with accrued interest are deemed repaid by the Company and all of its obligations with respect to the principal amount and accrued interest is satisfied in full and cancelled.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release (Earnings) issued by Australian Oilseeds Holdings Limited on May 30, 2025.
99.2	Press Release (Loan Conversion) issued by Australian Oilseeds Holdings Limited on May 30, 2025.
104	Cover Page Interactive Data File (embedded within the XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Australian Oilseeds Holdings Limited

Date: May 30, 2025	By:	/s/ Gary Seaton
	Name:	Gary Seaton
	Title:	Chief Executive Officer